Exhibit 99.1

Contacts:	Evan Pondel
Rick Kline	PondelWilkinson, Inc.
IPC Healthcare, Inc.	(310) 279-5980
(818) 766-3502	epondel@pondel.com
IPC Healthcare Reports Third-Quarter 2015 Financial Results
North Hollywood, CA—October 27, 2015—IPC Healthcare, Inc. (NASDAQ: IPCM), a leading national acute hospitalist and post-acute provider group practice, today announced financial results for the third quarter ended September 30, 2015. All operating results referred to as “adjusted” exclude the change in fair market value of contingent consideration (“net change in fair value”) for acquisitions, transaction costs related to the pending merger with Team Health, Inc., and increased costs related to the False Claims Act litigation. See “Reconciliation of Non-GAAP Financial Measures” below for explanations of these non-GAAP financial measures and reconciliation to GAAP financial measures.
Third Quarter 2015 Highlights (comparisons are to third quarter 2014):

•	Headcount growth of 16% or 291 net providers added over prior year quarter, bringing the total to 2,129 providers.

•	Net revenue increased 9% to $184.8 million, despite cessation of Medicaid Parity at the end of 2014.

•	Patient encounters increased 14% to 1,998,000.
Nine Months Ended September 30, 2015 Highlights (comparisons are to nine months ended September 30, 2014):

•	Net revenue increased 7% to $549.6 million, despite cessation of Medicaid Parity at the end of 2014.

•	Patient encounters increased 13% to 5,925,000.
Adam D. Singer, M.D., Chief Executive Officer of IPC Healthcare, said, “We continue to generate strong top line growth with patient encounters growing 14% over the prior year quarter, and despite the cessation of Medicaid Parity at the end of 2014, net revenue grew by 9% for the same period. While our practice margins were challenged this quarter, we remain confident in the fundamentals of our business model and our ability to manage our margins to normalized levels.”
Dr. Singer added, “With our large footprint in both the acute and post-acute arenas, coupled with our patient centric business model, we believe we are well positioned to continue to improve patient outcomes and lower healthcare costs. During this last quarter, our provider workforce spent a significant amount of time reviewing, refining and implementing enhanced clinical care programs. The initial indicators of our participation under the Medicare Bundled Payment Care Improvement initiative appear to be encouraging. With our large provider workforce, which grew 16% over the prior year quarter, we are excited about the opportunity to continue to make a positive difference in the lives of our patients and the way healthcare is delivered nationwide.”
Merger Agreement
On August 4, 2015, the Company entered into an Agreement and Plan of Merger with Team Health Holdings, Inc. (Team Health) (NYSE: TMH), pursuant to which Team Health is expected to acquire the Company for approximately $1.6 billion or $80.25 per share. The completion of the merger is subject to the satisfaction or waiver of customary closing conditions. A special meeting of our stockholders is scheduled to be held on November 16, 2015 to vote upon the adoption of the Merger Agreement and certain related matters.
“We believe the combination of our two physician-centric organizations will be transformative to the healthcare delivery system,” said Dr. Singer. “We look forward to working together with Team Health to add further value to our clinicians and our facility partners nationwide and also to enhance both the outcomes and cost-effectiveness of our patient care through our complementary service offerings.”
Third Quarter 2015
Patient encounters for the three months ended September 30, 2015 increased by 249,000, or 14.2%, to 1,998,000, compared with 1,749,000 for the same period in the prior year. Net revenue for the three months ended September 30, 2015 was $184.8 million, an increase of $15.0 million, or 8.9%, from $169.8 million for the same period in the prior year. The difference between revenue growth and encounter growth is principally related to Medicaid Parity, which largely expired at the end of 2014, and the exiting of certain contracted facilities. Of this $15.0 million increase, 32.5% was attributable to same-market area growth, including new hires and tuck-in acquisitions, and 67.5% was attributable to revenue generated from operations in new markets. Same-market encounters increased 7.3%, and same-market net revenue increased 2.9%. Adjusting for Medicaid Parity and the exiting of certain contracted facilities, same-market encounter growth and net revenue growth would have been approximately 11.7% and 12.2%, respectively.
Physician practice salaries, benefits and other expenses for the three months ended September 30, 2015 were $138.3 million, or 74.8% of net revenue, compared with $123.6 million, or 72.8% of net revenue, for the same period in the prior year. As a percentage of revenue, physician costs increased by 200 basis points compared to the prior year quarter. This increase is due to the acquisition of certain practices that are operating below the Company’s average gross margin, added cost for locum tenens, moonlighters and premium call pay for employed physicians at several contracted facilities, and lower productivity during the quarter. The dollar increase in cost of services is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period.

General and administrative expenses increased $11.0 million, or 39.1%, to $39.1 million, or 21.2% of net revenue, for the three months ended September 30, 2015, compared with $28.1 million, or 16.6% of net revenue, for the same period in the prior year. During the three months ended September 30, 2015, we incurred $5.3 million of transaction costs in connection with the pending merger with Team Health, Inc., and certain incremental costs, above historical levels, of $1.7 million related to the False Claims Act (FCA) litigation with the U.S. government. Excluding these costs, general and administrative expenses (Adjusted G&A expenses) increased $4.0 million, to $32.1 million, or 17.4% over the prior year quarter. The increase in costs of $4.0 million is primarily the result of increased costs to support the continuing growth of operations, and new administrative costs to support our participation in Medicare’s Bundled Payment Care Improvement incentive program that commenced on July 1, 2015. On a cost per encounter basis, adjusted G&A expenses increased less than 1.0% from the prior year quarter. Excluding stock-based compensation, adjusted G&A expenses were 16.0% of net revenue for the three months ended September 30, 2015, compared with 15.3% of net revenue for the same period in the prior year. This increase of 70 basis points as a percentage of revenue is largely related to the cessation of Medicaid Parity.
The net change in fair value of contingent consideration (“net change in fair value”) for acquisitions was a decrease to expense of $0.3 million and an increase of $2.4 million to expense for the three months ended September 30, 2015 and 2014, respectively.
Adjusted EBITDA for the three months ended September 30, 2015 decreased 20.6% to $14.3 million, or an adjusted EBITDA margin of 7.8%, compared with adjusted EBITDA of $18.1 million, or an adjusted EBITDA margin of 10.6% for the same period in the prior year. The decrease in adjusted EBITDA margin is primarily related to the increased practice costs as a percentage of revenue.
The effective tax rate for the three months ended September 30, 2015 and 2014 was 38.0% and 38.3%, respectively.
Adjusted net income for the three months ended September 30, 2015 was $7.7 million, or a 4.2% adjusted net income margin, compared with adjusted net income of $10.1 million, or a 5.9% adjusted net income margin, for the same period in the prior year. GAAP net income was $3.6 million for the three months ended September 30, 2015, compared with $8.6 million for the same period in the prior year, and GAAP net income margin was 1.9% and 5.1% for the three months ended September 30, 2015 and 2014, respectively.
Adjusted diluted earnings per share for the three months ended September 30, 2015 and 2014 was $0.43 and $0.57, respectively. GAAP diluted earnings per share was $0.20 and $0.49 for the three months ended September 30, 2015 and 2014, respectively.

Liquidity and Capital Resources
As of September 30, 2015, IPC had approximately $20.0 million in liquidity, which is composed of $2.0 million in cash and cash equivalents, and an available line of credit of $18.0 million. As of September 30, 2015, the Company had borrowings of $130.0 million and letters of credit of $2.0 million and $18.0 million available under its revolving line of credit. In early September 2015, the Company activated the accordion feature under its revolving line of credit, thereby increasing its borrowing capacity to the full available limit of $150.0 million. This increased capacity is available for working capital, practice acquisitions, capital expenditures and general business expenses. Subsequent to September 30, 2015, the Company borrowed an additional $18 million under its revolving line of credit to fund its operations and practice acquisitions. At October 27, 2015, the company had borrowings of $148 million and letters of credit of $2.0 million outstanding, and no available line of credit. Based on its financial strength the Company believes it has the ability to increase borrowings beyond the current line of credit terms should further borrowings be deemed necessary.
Net cash provided by operating activities for the nine months ended September 30, 2015 was $30.3 million, compared with $53.8 million for the same period in the prior year. The $23.5 million decrease in net cash provided by operating activities is primarily due to $11.2 million paid for contingent consideration in excess of the amount initially accrued as of the closing date of certain acquired practices and $10.4 million is related to the timing of payments for accrued compensation for each period. During the nine months ended September 30, 2015, accounts receivable increased by $6.8 million. Days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 62 DSO and 60 DSO as of September 30, 2015 and December 31, 2014, respectively. The DSO increase is primarily due to a combination of recent acquisitions and the transition to an insourcing solution for patient self-pay billing.
Net cash used in investing activities was $97.7 million for the nine months ended September 30, 2015, compared with $38.8 million for the same period in the prior year. Cash of $92.9 million was used during the nine months ended September 30, 2015 for physician practice acquisitions and contingent consideration payments on prior acquisitions, compared with $35.1 million for the same period in the prior year. Combined with contingent consideration payments included in net cash provided from operating activities, total cash used for practice acquisitions and contingent consideration payments on prior acquisitions was $106.4 million for the nine months ended September 30, 2015, compared with $37.5 million for the same period in the prior year.

For the nine months ended September 30, 2015, net cash provided by financing activities was $54.5 million, compared with net cash used in financing activities of $14.5 million for the same period in the prior year. During the nine months ended September 30, 2015, the Company repaid $25.0 million of its outstanding revolving line of credit and borrowed $75.0 million under the revolving line of credit to fund its practice acquisitions. During the nine months ended September 30, 2014, the Company repaid $20.0 million of its outstanding revolving line of credit.
2015 Guidance Update
The Company has updated the range of its guidance for the full year 2015 and now expects revenue to be in the range of $744 million to $750 million, based on approximately 8.1 million encounters, adjusted EBITDA in the range of $64.7 million to $66.3 million, and adjusted earnings per diluted share to be in the range of $1.97 to $2.02. This compares to previous full year 2015 expectations for revenue to be in the range of $752 million to $766 million, based on 8.3 million to 8.5 million encounters, an adjusted EBITDA range of $71.0 million to $74.0 million, and adjusted diluted earnings per share to be in the range of $2.14 to $2.27. The Company has provided this revised outlook based on the following assumptions: (i) weighted average shares outstanding of 18.0 million for the year; (ii) a 38.0% effective tax rate, (iii) $8.2 million in stock-based compensation expense, and (iv) $6.1 million in depreciation and amortization expense. Not included in the assumptions are (i) new market practice acquisitions completed after today’s date, (ii) future gains or losses related to changes in estimates of earn-outs attributable to practice acquisitions, and (iii) any impact to adjusted EBITDA, adjusted net income or adjusted diluted earnings per share as a result of the pending merger with Team Health.

Reconciliation of Non-GAAP Financial Measures
This press release contains non-GAAP financial measures of adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted net income and adjusted diluted earnings per share.
During the three and nine months ended September 30, 2015 and 2014, the Company reported a change in fair value of contingent consideration for acquired practices as operating expense pursuant to GAAP, which is referred to in this press release as the “net change in fair value of contingent consideration,” or “net change in fair value”. The fair value of accrued contingent consideration is largely determined using the income approach for estimating future consideration to be paid based on projected earnings of acquired practices as of specified measurement dates. Because accrued contingent consideration is generally based on a certain multiple of earnings of the acquired practices during a specified measurement period, a relatively small or moderate change in such projected earnings may result in a material change to the fair value of such contingent consideration liability with a corresponding adjustment to income from operations.
During the three months ended September 30, 2015, the Company also recorded certain general and administrative expenses not related to its normal operations. These expenses include transaction costs incurred related to the pending merger with Team Health, Inc. and certain incremental costs incurred above historical levels in connection with the False Claims Act (FCA) litigation with the U.S. government.
During the three months ended September 30, 2015 and 2014, the Company recorded a decrease to expense of $341,000 and an increase of $2,390,000, respectively, as a net change in fair value, and during the nine months ended September 30, 2015 and 2014, the Company recorded an increase to expense of $5,517,000 and $1,312,000, respectively, as a net change in fair value. During the three and nine months ended September 30, 2015, the Company incurred transaction costs of $5,265,000 related to the pending merger with Team Health, and certain incremental costs, above historical level, of $1,710,000 related to the FCA litigation.
In this press release, GAAP financial measurements of net income and diluted earnings per share, as well as a non-GAAP financial measurement of EBITDA have been adjusted to exclude the amount of the net change in fair value of contingent consideration, transaction costs related to the pending merger with Team Health, and incremental costs related to the FCA litigation. The Company believes that these non-GAAP financial measures are useful to management and investors reviewing financial and business trends related to its results of operations, and that when these non-GAAP financial measures are viewed with GAAP financial measures, investors are provided with a meaningful understanding of IPC’s ongoing operating and financial performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures.
The following unaudited tables reconcile non-GAAP financial information to net income and diluted earnings per share, which the Company believes are the most comparable GAAP measures (dollars in thousands, except for per share data):

	Three Months Ended September 30,
	2015			2014
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$6,169	$6,634	$12,803	$14,307	$2,390	$16,697
Investment income	1	—	1	2	—	2
Interest expense	(376)	—	(376)	(361)	—	(361)
Income before income taxes	5,794	6,634	12,428	13,948	2,390	16,338
Income tax provision	2,202	2,521	4,723	5,341	915	6,256
Net income	$3,592	$4,113	$7,705	$8,607	$1,475	$10,082
Earnings per share (diluted)	$0.20	$0.23	$0.43	$0.49	$0.08	$0.57
Weighted average shares (diluted)	18,074,186		18,074,186	17,652,892		17,652,892

	Nine Months Ended September 30,
	2015			2014
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$31,179	$12,492	$43,671	$48,847	$1,312	$50,159
Investment income	2	—	2	4	—	4
Interest expense	(936)	—	(936)	(1,057)	—	(1,057)
Income before income taxes	30,245	12,492	42,737	47,794	1,312	49,106
Income tax provision (benefit)	11,493	4,747	16,240	18,304	502	18,806
Net income	$18,752	$7,745	$26,497	$29,490	$810	$30,300
Earnings per share (diluted)	$1.05	$0.43	$1.48	$1.68	$0.04	$1.72
Weighted average shares (diluted)	17,929,507		17,929,507	17,591,876		17,591,876
The following unaudited table reconciles the non-GAAP financial measurement of adjusted EBITDA to income from operations, which the Company believes is the most comparable GAAP measures (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Income from operations (GAAP)	$6,169	$14,307	$31,179	$48,847
Plus: Depreciation and amortization	1,544	1,375	4,520	4,006
EBITDA (non-GAAP)	7,713	15,682	35,699	52,853

Net change in fair value of contingent consideration	(341)	2,390	5,517	1,312
Incremental costs for the False Claims Act litigation	1,710	—	1,710	—
Transaction costs related to the merger with Team Health	5,265	—	5,265	—
Less: Total non-GAAP adjustment	6,634	2,390	12,492	1,312

Adjusted EBITDA (non-GAAP)	$14,347	$18,072	$48,191	$54,165
The following unaudited table reconciles the non-GAAP financial measurement of adjusted G&A expenses to general and administrative expenses, which the Company believes is the most comparable GAAP measures (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
General and administrative expenses (GAAP)	$39,141	$28,134	$100,250	$84,075

Incremental costs for the False Claims Act litigation	1,710	—	1,710	—
Transaction costs related to the merger with Team Health	5,265	—	5,265	—
Less: Total non-GAAP adjustment	$6,975	$—	$6,975	$—

Adjusted G&A expenses (Non-GAAP)	$32,166	$28,134	$93,275	$84,075
Conference Call Information
IPC Healthcare will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). A live webcast of the call will also be available in the Investor Relations section on the corporate web site at http://www.ipchealthcare.com. A webcast replay can be accessed at the same site beginning October 27, 2015 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until November 27, 2015 at 11:59 p.m.

About IPC Healthcare
IPC Healthcare, Inc. (NASDAQ:IPCM) is a leading national acute hospitalist and post-acute provider group practice company. IPC Healthcare's affiliated physicians and other clinical providers practice in over 375 hospitals and 2,025 post-acute care facilities. The Company offers its more than 2,125 employed clinicians comprehensive training, information technology, and management support systems to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.ipchealthcare.com.
Safe Harbor Statement
Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “2015 Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. These statement should be considered subject to many risks and uncertainties, including the failure to satisfy the closing conditions set forth in the merger agreement between IPC and Team Health Holdings, Inc., the termination of the merger agreement, the failure of the proposed acquisition to close or a significant delay in the closing for any reason, and business uncertainty and contractual restrictions before closing. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K and any reports IPC may file on Form 10-Q, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.
In particular the following risks and uncertainties may have such an impact:

•	failure to close the pending merger with Team Health in the expected time frame or at all;

•	failure to comply with complex and intensive government regulation of the healthcare industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians and non-physician providers;

•	IPC’s ability to successfully identify, complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.
IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of IPC by Team Health Holdings, Inc. In connection with the proposed transaction, on October 15, 2015, IPC filed with the SEC a definitive proxy statement on Schedule 14A, which was mailed to stockholders of record of IPC beginning on October 16, 2015. SECURITY HOLDERS OF IPC ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING AND PROPOSED TRANSACTION. Investors and security holders may obtain the definitive proxy statement and other documents free of charge at the SEC’s web site, www.sec.gov, and may obtain documents filed by IPC free of charge from IPC’s website (www.ipchealthcare.com) under the tab “Investors” and then under the heading “SEC Filings.”  In addition, the proxy statement and other documents filed by IPC with the SEC (when available) may be obtained from IPC free of charge by directing a request to IPC Healthcare, Inc., 4605 Lankershim Blvd., Suite 617, North Hollywood, CA 91602, Attention: Corporate Secretary or by calling (818) 766-3502.

Participants in Solicitation

IPC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of IPC common stock in respect of the proposed transaction.  Security holders may obtain information regarding IPC and its directors and executive officers, including their respective names, affiliations and interests, in IPC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 23, 2015, and its definitive proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on April 17, 2015. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement regarding the proposed transaction and other relevant materials filed with the SEC. You can obtain free copies of these documents from the sources described above.

IPC Healthcare, Inc.
Consolidated Balance Sheets
(dollars in thousands, except for share data)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,975	$14,913
Accounts receivable, net	128,923	122,092
Insurance receivable for malpractice claims, current portion	12,691	12,564
Prepaid expenses and other current assets	12,737	20,876
Total current assets	156,326	170,445
Property and equipment, net	9,608	8,798
Goodwill	492,407	408,988
Other intangible assets, net	5,145	4,957
Insurance receivable for malpractice claims, less current portion	23,564	21,574
Total assets	$687,050	$614,762
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$16,053	$8,388
Accrued compensation	37,082	40,907
Payable for practice acquisitions, current portion	25,585	35,411
Medical malpractice and self-insurance reserves, current portion	13,325	13,079
Deferred tax liabilities, current portion	584	584
Short-term debt	130,000	—
Total current liabilities	222,629	98,369
Long-term debt	—	80,000
Medical malpractice and self-insurance reserves, less current portion	50,294	47,239
Payable for practice acquisitions, less current portion	2,970	9,500
Deferred tax liabilities, less current portion	13,828	11,737
Total liabilities	289,721	246,845
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 17,451,184 and 17,242,209 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	17	17
Additional paid-in capital	192,501	181,841
Retained earnings	204,811	186,059
Total stockholders’ equity	397,329	367,917
Total liabilities and stockholders’ equity	$687,050	$614,762

IPC Healthcare, Inc.
Consolidated Statements of Income
(dollars in thousands, except for per share data)

	Three Months Ended September 30, 2015		Nine Months Ended September 30, 2015
	2015	2014	2015	2014
Net revenue	$184,787	$169,757	$549,584	$514,751
Operating expenses:
Cost of services—physician practice salaries, benefits and other	138,274	123,551	408,118	376,511
General and administrative	39,141	28,134	100,250	84,075
Net change in fair value of contingent consideration	(341)	2,390	5,517	1,312
Depreciation and amortization	1,544	1,375	4,520	4,006
Total operating expenses	178,618	155,450	518,405	465,904
Income from operations	6,169	14,307	31,179	48,847
Investment income	1	2	2	4
Interest expense	(376)	(361)	(936)	(1,057)
Income before income taxes	5,794	13,948	30,245	47,794
Income tax provision	2,202	5,341	11,493	18,304
Net income	$3,592	$8,607	$18,752	$29,490
Net income per share:
Basic	$0.21	$0.50	$1.08	$1.72
Diluted	$0.20	$0.49	$1.05	$1.68
Weighted average shares:
Basic	17,428,400	17,187,819	17,373,650	17,122,574
Diluted	18,074,186	17,652,892	17,929,507	17,591,876

IPC Healthcare, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)

	Nine Months Ended September 30,
	2015	2014
Operating activities
Net income	$18,752	$29,490
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,520	4,006
Stock-based compensation expense	6,248	6,118
Changes in assets and liabilities:
Accounts receivable	(6,831)	(7,079)
Prepaid expenses and other current assets	8,139	9,645
Accounts payable and accrued expenses	10,097	3,960
Accrued compensation	(3,825)	6,642
Medical malpractice and self-insurance reserves, net	1,184	2,064
Accrued contingent consideration	(8,022)	(1,023)
Net cash provided by operating activities	30,262	53,823
Investing activities
Acquisitions of physician practices	(92,944)	(35,138)
Purchase of property and equipment	(4,790)	(3,690)
Net cash used in investing activities	(97,734)	(38,828)
Financing activities
Proceeds from long-term debt	75,000	—
Repayments of long-term debt	(25,000)	(20,000)
Net proceeds from issuance of common stock	3,934	4,787
Excess tax benefits from stock-based compensation	600	678
Net cash provided by (used in) financing activities	54,534	(14,535)
Net (decrease) increase in cash and cash equivalents	(12,938)	460
Cash and cash equivalents, beginning of period	14,913	25,010
Cash and cash equivalents, end of period	$1,975	$25,470

IPC Healthcare, Inc.
Operating Data
(unaudited)
Patient Encounter Data:
The following is a summary of the Company's patient encounters for the eight consecutive quarters ended September 30, 2015 (in thousands):

	Quarter Ended
	Dec 31 2013	Mar 31 2014	Jun 30 2014	Sep 30 2014	Dec 31 2014	Mar 31 2015	Jun 30 2015	Sep 30 2015
Patient encounters	1,613	1,764	1,727	1,749	1,828	1,963	1,964	1,998
Employee Data:
The following is a summary of the Company's affiliated clinicians employed at the end of the eight consecutive quarters ended September 30, 2015:

	Quarter Ended
	Dec 31 2013	Mar 31 2014	Jun 30 2014	Sep 30 2014	Dec 31 2014	Mar 31 2015	Jun 30 2015	Sep 30 2015
Employed physicians	1,257	1,212	1,184	1,251	1,259	1,300	1,288	1,345
Nurse practitioners and physician assistants	508	501	560	587	608	661	743	784
Total	1,765	1,713	1,744	1,838	1,867	1,961	2,031	2,129